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                                                                   Exhibit 10.14

[LOGO APPEARS HERE] ACTUATE


May 20, 1998

Hamid Bahadori
340 Brannan Street, Ste. 102
San Francisco, CA 94107

Dear Mr. Bahadori:

I am pleased to offer you the opportunity to join Actuate Software Corporation. The position will be Vice President of Engineering. In this capacity you will report directly to me. Your starting gross salary will be $8,333.33 for each semi-monthly period during which you are actively employed full time by Actuate. (The Company's current payroll is semi-monthly payable on the 15th and the last working day of the month.)

I am pleased to inform you that I will recommend to the Board of Directors that an option to purchase 150,000 shares of Actuate Common Stock be granted to you. Your stock option will vest over a five-year period at a rate of 20% one year after your employment date and 1.667% of such shares at the end of each month after the first anniversary of your employment date. The exercise price will be equal to the fair market value on the date of grant as determined by the Board of Directors.

In addition, you will be eligible for our Executive Bonus Plan. At plan the annual bonus target is 30% of your base salary, paid quarterly, based on achievement of the Company's quarterly bookings, and your specific objectives. An annual bonus target of up to 20% of your pro-rated based salary, paid after the close of our fiscal year, will be available based on achievement of annual bookings.

Finally, you will receive a hire-on bonus of $50,000. If you voluntarily leave the company prior to one year of employment, a pro-rated amount of the hire-on bonus will be paid back to the company.

You will also be eligible for enrollment in our benefits program.

THIS OFFER OF EMPLOYMENT IS NOT INTENDED TO BE AND IS NOT A CONTRACT. EMPLOYMENT AT ACTUATE IS AT ALL TIME "EMPLOYMENT-AT-WILL AND MAY BE TERMINATED AT ANY TIME BY EITHER PARTY, WITH OR WITHOUT ADVANCE NOTICE OR CAUSE. THIS AT-WILL RELATIONSHIP MAY NOT BE MODIFIED BY ANY ORAL OR IMPLIED AGREEMENT. IN THE EVENT OF ANY DISPUTE OR CLAIM RELATING TO OR ARISING OUT OF OUR EMPLOYMENT RELATIONSHIP (INCLUDING BUT NOT LIMITED TO, ANY CLAIMS OF
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WRONGFUL TERMINATION OR AGE, SEX RACE OR OTHER DISCRIMINATION), YOU AND ACTUATE
AGREE THAT ALL SUCH DISPUTES WILL BE FINALLY RESOLVED BY BINDING ARBITRATION CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION IN SAN MATEO COUNTY, CALIFORNIA. HOWEVER, WE AGREE THAT THIS ARBITRATION PROVISION WILL NOT APPLY TO ANY DISPUTES OR CLAIMS RELATING OR ARISING OUT OF THE MISUSE OF MISAPPROPRIATION OF ACTUATE TRADE SECRETS OR PROPRIETARY INFORMATION.

In the event that the Company terminates your employment within the first 24 months following your date of hire other than for cause, death or disability, you shall be entitled to accelerated vesting of your unvested options in an amount which would bring your total vested options to 60,000. You shall be entitled to no other compensation or benefits other than those earned through the date of your termination.

If your employment is terminated by the Company for cause as defined below, or as a result of your death or disability, you shall be entitled to no accelerated vesting of your stock options. For purposes of this agreement, a termination for "cause" occurs if you are terminated for any of the following reasons and an arbitrator mutually agreed upon from the American Arbitration Association in San Mateo County determines that you committed one of the acts in a through d below.

a.   gross misconduct or falsification of any employment or Company records;
b. improper disclosure of the Company's confidential or proprietary information;
c. any intentional act by you which has a material effect on the Company's reputation or business; or,
d. your conviction of any criminal act that impairs your ability to perform your duties for the Company.

Any employment at Actuate Software Corporation is contingent upon your ability to comply with the Immigration Reform and Control Act which requires employees to establish both identity and employment eligibility as requested by the federal government.

You will also be required to sign the Company's Proprietary Inventions Agreement as a condition of employment. It will require the witnessing signature of an Actuate representative.

This letter embodies the complete agreement and understanding of the parties related to your employment with Actuate. This supersedes any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to employment. This agreement may be amended only be an agreement in writing signed by you and Actuate.

Harnid, I look forward to you joining our exciting and growing team. If you should have any questions regarding benefits, please feel free to contact Linda Kato at
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(650) 425-2107.  Please indicate your acceptance of this offer by signing the acknowledgment below and returning it to the Human Resources Department by May 22, 1998 at which time this offer expires unless we have mutually agreed on an extension.

Regards,


/s/ Nicolas Nierenberg
Nicolas Nierenberg
President and CEO

I accept the offer of employment stated in this letter and expect to commence employment on May 28, 1998.

Agreed to and accepted:               /s/ Hamid Bahadori
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                                             Signature

               Date:                  5/22/98
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